Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

Analysts International Corporation Reports Fourth Quarter and
Fiscal Year 2010 Financial Results

•    Company reports net income of $0.9 million, representing the second consecutive quarter of profitability

•    Revenue was $25.3 million, a 4.8% decrease from the 2009 fourth quarter. Adjusting for the planned exit from non-core lines of business, revenue declined 1.9% from the 2009 fourth quarter

•    Gross margin rates were 24.8%, an improvement of 370 basis points from the 2009 fourth quarter

•    Selling, administrative and other operating costs decreased by $2.3 million or 30.2% from the 2009 fourth quarter

•    Company amends credit facility with more favorable terms and extends agreement to September 2014

MINNEAPOLIS – February 24, 2011 – Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced financial results for the fourth quarter and fiscal year 2010 which ended on January 1, 2011.

AIC reported fourth quarter revenue of $25.3 million as compared to 2009 fourth quarter revenue of $26.6 million. AIC reported a 2010 fourth quarter net income of $0.9 million, or $0.19 per share, as compared to a 2009 fourth quarter net loss of $3.2 million, or $0.63 per share. The 2009 fourth quarter net loss included restructuring charges of $1.1 million, or $0.22 per share.

For fiscal year 2010, AIC reported revenue of $106.7 million compared to $143.2 million in fiscal year 2009. The net loss for fiscal 2010 was $0.5 million, or $0.10 per share, compared to a net loss of $15.9 million, or $3.19 per share, in the prior year. The fiscal 2010 loss included a net reversal of certain restructuring obligations previously recorded of $0.3 million, or $0.06 per share. Excluding these charges, the Company’s net loss was $0.8 million in fiscal 2010, or $0.16 per share. The fiscal 2009 loss included a non-cash charge for $2.3 million to impair our intangible assets and a $3.8 million restructuring charge, or $1.22 per share. Excluding these charges, the Company’s net loss was $9.8 million in fiscal 2009, or $1.97 per share.

“We are pleased to have delivered our second consecutive quarter of profitability,” said President and CEO Brittany McKinney. “Our IT staffing business has stabilized, our gross margin rates have increased significantly and we have made considerable progress towards getting our costs in line with what the business requires. In addition, the business generated positive annual Adjusted EBITDA for the first time in two years.

“In 2011, we expect to maintain profitability and will balance bottom line performance with the investments required to grow the Company,” added McKinney. “We will continue to build on the strengths of our brand, our long-standing client relationships and our core markets.”

2010 Fourth Quarter and Fiscal Year Review

Our revenues decreased $1.3 million, or 4.8%, in the fourth quarter of 2010 compared to the fourth quarter of 2009, and by $36.5 million, or 25.5%, for fiscal year 2010, when compared to fiscal year  2009.  Adjusting for the exit from non-core lines of business, revenue declined 1.9% and 7.5% from the 2009 fourth quarter and fiscal year 2009, respectively. There were 61 billing days in the 2010 fourth quarter as compared to 60 billing days in the 2009 fourth quarter.

In the fourth quarter of 2010, gross margins were $6.3 million, or 24.8% of revenue, as compared to $5.6 million, or 21.1% of revenue in the fourth quarter of 2009. Gross margins were $23.8 million, or 22.3% of revenue, for the fiscal year 2010, compared to $28.6 million, or 20.0% of revenue, for fiscal year 2009. The increase in gross margins as a percent of revenue reflects the impact of implementing our strategy of exiting non-core lines of business and securing higher margin business. Adjusting for the exit from non-core lines of business, margins improved 380 basis points and 290 basis points compared to the 2009 fourth quarter and fiscal year 2009, respectively.

Selling, general and other administrative expenses declined by $2.3 million in the fourth quarter of 2010, when compared to the fourth quarter of 2009, and by $13.3 million for fiscal year 2010, when compared to fiscal year 2009. The decrease in our SG&A expense is primarily the result of our exit from non-core lines of business, our business restructuring actions and our overall expense reduction efforts.

We used cash from operations of $0.3 million in the fourth quarter of 2010 compared to using cash from operations of $3.6 million in the fourth quarter of 2009. For fiscal year 2010, we generated cash from operations of $0.6 million compared to using cash from operations of $0.4 million for fiscal year 2009. As of January 1, 2011, we had a cash balance of $4.3 million and no borrowings from our $15 million credit facility.

Amended Credit Facility

On February 23, 2011, the Company amended its credit facility agreement with Wells Fargo Bank, National Association. The amended agreement reduces the Company’s unused line fees, lowers the interest rate on future borrowings, amends the financial covenant to be less restrictive and extends the agreement to September 2014.

Fourth Quarter and Fiscal Year 2010 Conference Call

AIC will host a conference call on Friday, February 25 at 10 a.m. CT to discuss the fourth quarter and fiscal year 2010 financial results. Participants may access the call by dialing 1.888.587.0549, passcode 8720014. Live audio of the conference may also be accessed via the Internet at www.analysts.com, where it will be archived for 90 days following the completion of the conference call. Interested parties can also hear a replay of the call from 1 p.m. CT on February 25, 2011, to 10:59 p.m. CT on March 3, 2011, by calling 1.888.203.1112, or 1.719.457.0820 for international callers, and using access code 8720014.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this press release (or during the conference call referred to herein) by the Company, its Interim President and CEO Brittany McKinney or its CFO Randy Strobel, regarding, for instance: Current expectations as to future financial performance, AIC’s ability to execute against its strategic plan, management’s beliefs with respect to its ability to manage its business, increase revenues, maintain profitability, achieve industry standard gross profit margin rates, build cash and return value to its shareholders, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes. As such, results may differ materially in response to a change in this information. Forward-looking statements include statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business plan or maintain profitability in the future; (ii) the risk that AIC will not be able to realize the benefits of its investments or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the financial effect of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. AIC assumes no responsibility to update the forward-looking statements contained in this release.

(Financials follow)

Analysts International Corporation
Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
(In thousands except per share amounts)	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010

Revenue:
Professional services provided directly	$25,325	$26,127	$106,056	$131,338
Professional services provided through subsuppliers	16	477	632	2,488
Product sales	—	—	—	9,339
Total revenue	25,341	26,604	106,688	143,165

Expenses:
Cost of services provided directly	19,039	20,547	82,313	104,251
Cost of services provided through subsuppliers	16	435	598	2,350
Cost of product sales	—	—	—	7,973
Total cost of goods sold	19,055	20,982	82,911	114,574

Gross margin	6,286	5,622	23,777	28,591

Expenses:
Selling, administrative and other operating costs	5,345	7,653	24,554	37,886
Restructuring costs and other severance related costs	—	1,117	(300)	3,825
Intangible assets impairment	—	—	—	2,268
Amortization of intangible assets	—	—	—	491
Total expenses	5,345	8,770	24,254	44,470

Operating income (loss)	941	(3,148)	(477)	(15,879)

Non-operating income	—	6	14	41
Interest expense	(2)	(19)	(13)	(39)

Income (loss) before income taxes	939	(3,161)	(476)	(15,877)

Income tax (benefit) expense	(1)	(1)	4	30

Net income (loss)	$940	$(3,160)	$(480)	$(15,907)

Per common share:
Basic income (loss)	$0.19	$(0.63)	$(0.10)	$(3.19)
Diluted income (loss)	$0.19	$(0.63)	$(0.10)	$(3.19)

Weighted-average shares outstanding:
Basic	4,986	4,985	4,986	4,985
Diluted	4,987	4,985	4,986	4,985

Analysts International Corporation
Condensed Consolidated Balance Sheets

(In thousands)	January 1, 2011	January 2, 2010

ASSETS
Current assets:
Cash and cash equivalents	$4,328	$3,818
Accounts receivable, less allowance for doubtful accounts	17,425	23,028
Other current assets	643	1,442
Total current assets	22,396	28,288

Property and equipment, net	784	1,846
Other assets, net	432	543
Total assets	$23,612	$30,677

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,261	$6,958
Line of credit	—	—
Salaries and benefits	2,189	2,498
Deferred revenue	359	310
Deferred compensation	181	522
Restructuring accrual	339	2,038
Other current liabilities	694	960
Total current liabilities	8,023	13,286

Non-current liabilities:
Deferred compensation	901	1,037
Restructuring accrual	167	1,045
Other long-term liabilities	52	361

Shareholders’ equity	14,469	14,948
Total liabilities and shareholders’ equity	$23,612	$30,677

Analysts International Corporation
Reconciliation of non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
(In thousands)	2011	2010	2011	2010

Net income (loss) as reported	$940	$(3,160)	$(480)	$(15,907)
Plus:
Impairment of intangible assets	—	—	—	2,268
Restructuring costs and other severance related costs	—	1,117	(300)	3,825
Loss (gain) on asset sales	—	140	48	(259)
Other consulting & transaction related costs	—	—	—	485

Income (loss) before other reconciling items	940	(1,903)	(732)	(9,588)

Stock based compensation expense	34	162	1	460
Depreciation	183	262	860	1,348
Amortization	—	—	—	491
Net interest and non-operating expense (income)	2	13	(1)	(2)
Income tax (benefit) expense	(1)	(1)	4	30

Adjusted EBITDA	$1,158	$(1,467)	$132	$(7,261)

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.